SUPERCONDUCTOR TECHNOLOGIES INC. (STI) WINS $4.7 MILLION U.S. AIR FORCE CONTRACT

SANTA BARBARA, Calif., April 23, 2007 -- Superconductor Technologies Inc. (NASDAQ: SCON) ("STI"), a leading provider of high performance infrastructure products for wireless voice and data applications, announced today it was awarded a contract from the U. S. Air Force to develop Semiconductor-Tuned High Temperature Superconducting Filters for Ultra-Sensitive Radio Frequency Receivers (SURF). The funded contract amount is $4.7 million.

Upon successful completion of the initial contract, the U.S. Air Force has an option to extend the contract for the delivery of a prototype rack-mountable system incorporating a reconfigurable, ultra-fast tuned filter. If exercised, the value of this contract extension option is $5.4 million and would be recognized over 12 months.

"We are executing on our company strategy to extend our technology to new applications with existing customers, as demonstrated by this U.S. Air Force contract win," said Jeff Quiram, STI's president and chief executive officer. "Most importantly, this contract moves us much closer to our corporate goal of achieving significant product sales to the US government, moving STI beyond its historical role as principally a provider of contract R&D services."

"The SURF program, which builds on an STI proprietary approach to tuning filters, will incorporate semiconductor-tuning of High Temperature Superconducting (HTS) filters to enable microsecond tuning speed, while also reducing size and cost," said Dr. Bob Hammond, STI's senior vice president and CTO. "This unique approach will minimize tuning speeds, a primary limitation of today's tunable HTS filter technologies for most military applications."

The U.S. Air Force conducts research, development, test and evaluation, and provides the acquisition management services and logistics support necessary to keep U.S. Air Force weapon systems ready for war.

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI's SuperLink® solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLinkTM solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit http://www.suptech.com.

Contact

For further information please contact Investor Relations, invest@suptech.com, Moriah Shilton or Cathy Mattison, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.